                                                                  Rule 424(b)(3)
                                                                  333-10839

                     SUPPLEMENT NO. 6 DATED MARCH 17, 1997
                     TO PROSPECTUS DATED SEPTEMBER 3, 1996
         RELATING TO $125,000,000 PRINCIPAL AMOUNT 5 5/8% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2006 AND
                              3,654,971 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                         COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, as supplemented by Supplement No. 1 dated December 2, 1996, Supplement No. 2 dated December 9, 1996, Supplement No. 3 dated January 6, 1997, Supplement No. 4 dated January 13, 1997 and Supplement No. 5 dated February 18, 1997, forming a part of Form S-3 Registration Statement No. 333-10839.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The Selling Securityholder in the table below is identified by this supplement. The Notes beneficially owned by the Selling Securityholder were previously listed in the Prospectus under the name of the nominee or Depository Trust Company participant holding the Notes for the benefit of the previous holder from whom the Selling Securityholder purchased the Notes. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholder identified therein.

                                 Principal Amount                   Number of
                                 of Notes Benefi-                   Conversion      Percentage
                                   cially Owned     Percentage        Shares         of Common
                                     That May        of Notes        That May          Stock
Name                                 Be Sold        Outstanding     Be Sold (1)     Outstanding (2)
----                                 -------        -----------     -----------     --------------

Donaldson Lufkin & Jenrette         $600,000             *             17,543              *
  Securities Corp.

--------------------------

* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the current conversion rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,393,056 shares of Common Stock outstanding as of January 31, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.

     Other than its ownership of the Company's securities, the foregoing Selling Securityholder has not had any material relationship with the Company within the past three years.